EXHIBIT 99

         FPIC INSURANCE GROUP, INC. ANNOUNCES EXTENSION OF STOCK BUYBACK
                                     PROGRAM

         JACKSONVILLE, Fla., July 7, 1999 -- FPIC Insurance Group, Inc. (Nasdaq:
FPIC) ("FPIC") announced that its Board of Directors approved the extension of FPIC's Stock Buyback Program for an additional 12 months. The Board of Directors, on July 11, 1998, had previously authorized the Company to repurchase up to 500,000 shares of its common stock on the open market for a period of twelve months. As of July 1, 1999, 71,000 shares have been repurchased. Shares will be repurchased on the open market at the discretion of management.

         "In spite of the success our stock has enjoyed since the public offering, we still consider FPIC an excellent long-term investment," said William R. Russell, President and Chief Executive Officer of FPIC. He also added: "This share repurchase is another example of our commitment to implement strategies that will enhance shareholder value."

         About the Company

         FPIC Insurance Group, Inc. and its affiliates have developed a variety of insurance products for participants in the health care industry. These products include: medical professional liability insurance for medical professionals; managed care liability insurance; professional and comprehensive general liability insurance for health care facilities; medicare and medicaid fraud and abuse defense coverages; AHCA/OSHA insurance coverage; provider stop loss insurance and third-party administration services. The web address for FPIC Insurance Group, Inc. is: http://www.FPIC.com

         "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

         This  news  release  contains  historical   information,   as  well  as
forward-looking statements, that are based on FPIC Insurance Group, Inc.'s estimates and expectations of future events. Associated with this are certain risks and uncertainties that could cause actual results to materially differ from those reflected in the forward-looking statements. FPIC's financial position and results of operations are subject to fluctuations due to a variety of factors. Unexpected changes in loss trends in any period could have a materially adverse effect on the company. Reevaluations of loss and loss adjustment expense (LAE) reserves could result in an increase or decrease in reserves and a corresponding adjustment to earnings. (LAE reserves are costs associated with the settlement of claims.) In light of the many uncertainties associated with the forward-looking statement information, historical results of operations are not necessarily indicative of future earnings nor should such information be regarded as a representation by FPIC, or any person associated with FPIC, that FPIC's objectives will be met.

         Contact:

                  FPIC Insurance Group, Inc., Jacksonville
                  William R. Russell, President and CEO
                  904/354-5910, ext. 3011
                  or John R. Byers, COO, 904/354-5910, ext. 3265



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